Exhibit 99.1

Joe’s Jeans Reports Results for the 3rd Quarter of Fiscal 2013

LOS ANGELES--(BUSINESS WIRE)--October 15, 2013--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the third quarter ended August 31, 2013. Highlights were:

  Joe’s® wholesale net sales increased 2%;
  Retail store net sales increased 14%; and
  Consolidated third quarter net sales decreased 3% to $29.4 million.

For the third quarter of fiscal 2013, overall net sales were $29.4 million compared to $30.3 million from the prior year comparative period, or a 3% decrease, with the decline entirely attributable to sales from our else™ brand. Sales of our Joe’s® brand grew in the domestic and international wholesale distribution channel and in our Company owned retail stores. Our overall gross profit for the quarter decreased to $12.8 million from $13.8 million in the prior year comparative period, or a 7% decrease. Our overall gross margin in the third quarter of fiscal 2013 was 44% compared to 46% in the prior year period. Operating expense in the third quarter of fiscal 2013 was $13.1 million compared to $11.1 million in the prior year period. Excluding the impact of professional fees and other transaction expenses of approximately $1.3 million in connection with the acquisition of Hudson Clothing Holdings, Inc. (“Hudson”) that was completed on September 30, 2013, operating expenses would have been $11.9 million. Our operating loss was $295,000 for the third quarter of fiscal 2013. Excluding the $1.3 million charge related to the Hudson acquisition, our operating income would have been $970,000 for the quarter and our fully diluted earnings per share would have been $0.01 per share instead of $0.00 per share for the third quarter of fiscal 2013.

Marc Crossman, President and Chief Executive Officer, commented, “Our third quarter of fiscal 2013 marked a transition for us as we worked toward the completion of the acquisition of Hudson, which was successfully closed on September 30th. Against this backdrop, our retail segment continued to post top line growth, while our Joe’s® women’s wholesale sales improved due to strong performance of our women’s product offerings.” Crossman continued, “If we excluded the Hudson transaction expenses incurred during the quarter, we would have generated positive operating income for the quarter even with the expenses associated with our eight additional retail stores.”

Wholesale

Net sales for our wholesale segment in the third quarter of fiscal 2013 decreased 7% to $23.1 million from $24.8 million in the prior year period. However, wholesale net sales from our Joe’s® brand increased 2% to $22.3 million versus $21.9 million in the year ago quarter. Our else™ brand sales were down $2.1 million from the previous year. This quarter was a challenging quarter for us for else™ as we were up against a major door rollout of 175 doors from Macy's in the year ago quarter. Gross margins for our wholesale segment were 37% for the third quarter of fiscal 2013 compared to 40% in the prior year comparable quarter. For the third quarter, wholesale operating expense increased slightly to $3.5 million from $3.4 million a year ago. Our wholesale operating income decreased to $5.2 million in the third quarter of fiscal 2013 compared to $6.5 million in the prior year comparative period.

Mr. Crossman commented, “We are pleased to see our efforts in earlier quarters with our Joe’s® women’s product offerings driving healthy sales increases in both our domestic and specialty store channels.”

Retail

Net sales from our retail segment in the third quarter increased 14% to $6.3 million compared to $5.5 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution from 33 stores compared to 25 stores in the prior year period. Same stores sales were down 6% and driven primarily by weaker than expected traffic as our promotional activity commenced later in the quarter than our competitors. Gross margins for our retail segment decreased to 67% from 71% in the year ago period. Our gross margin declined as a result of more promotional activity from our peers that caused us to be more promotional in our stores than we were in the year ago period. Retail operating expense increased due to the expansion of our store base. Overall, for the third quarter of fiscal 2013, we had an operating loss of $524,000 compared to operating income of $140,000 a year ago for our retail segment.

Mr. Crossman commented, “We continue to see top line growth in retail net sales. As we have said in prior quarters, our new smaller footprint stores continue to exceed our expectations and are among our best performing full price retail stores.”

Corporate and Other

For the third quarter of fiscal 2013, our corporate and other expenses were $4.9 million compared to $4.0 million in the third quarter a year ago. Corporate and other expenses increased due to professional fees and other transaction expenses of approximately $1.3 million in connection with the acquisition of Hudson. Excluding these expenses, corporate and other expense would have been approximately $3.6 million in the third quarter of fiscal 2013 compared to $4.0 million in the prior year period.

The Company will host a conference call on Tuesday, October 15, 2013 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the third quarter ended August 31, 2013.

To access the live call, please dial 1(800) 264-7882 (U.S.) or 1(847) 413-3708 (International). The conference ID number and participant passcode is 35883390 and is titled the “Q3 2013 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:00 p.m. Eastern Time on October 15, 2013 until 11:59 p.m. Eastern Time on October 22, 2013 by dialing 1(888) 843-7419 (U.S.) or 1(630) 652-3042 (International) and using the conference passcode 35883390#. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the effect of professional fees and other transaction expense related to the acquisition of Hudson. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). Management used these non-GAAP financial measures to internally evaluate the performance of its business and make operating decisions. We believe that providing the non-GAAP measures is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand our financial performance in comparison to historical periods, and it allows investors to evaluate our performance using the same methodology and information as that used by management. However, investors need to be aware that non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. These non-GAAP financial measures are intended to complement, and not considered as an alternative to, the most directly comparable GAAP financial measure.

We have provided a reconciliation table of the non-GAAP measure to the equivalent GAAP measure.

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Three months ended
	August 31, 2013	August 31, 2012
	(unaudited)

GAAP net (loss) income and comprehensive (loss) income	$(287)	$1,390
Transaction expenses, net of tax	779	-
Non - GAAP net income and comprehensive income, excluding transaction expenses	$492	$1,390

GAAP (loss) earnings per common share - basic	$(0.00)	$0.02
Non - GAAP earnings per common share - basic	$0.01	$0.02

GAAP (loss) earnings per common share - diluted	$(0.00)	$0.02
Non - GAAP earnings per common share - diluted	$0.01	$0.02

Adjusted weighted average shares outstanding:
Basic	67,413	65,676
Diluted	68,503	66,756

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND SEGMENT RESULTS
(in thousands)

	Three months ended
	August 31, 2013	August 31, 2012
	(unaudited)

GAAP operating income (loss)	$(295)	$2,677
Transaction expenses	1,265	-
Non-GAAP operating income, excluding transaction expenses	$970	$2,677

Non- GAAP operating income:
Wholesale	$5,157	$6,514
Retail	(524)	140
Corporate and other, excluding transaction expenses	(3,663)	(3,977)
Non-GAAP operating income, excluding transaction expenses	$970	$2,677

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP SEGMENT OPERATING EXPENSES
(in thousands)

	Three months ended
	August 31, 2013	August 31, 2012
	(unaudited)

GAAP operating expenses:
Wholesale	$3,476	$3,397
Retail	4,736	3,767
Corporate and other	4,928	3,977
GAAP operating expenses	$13,140	$11,141

Non- GAAP operating expenses:
Wholesale	$3,476	$3,397
Retail	4,736	3,767
Corporate and other, excluding transaction expenses	3,663	3,977
Non-GAAP operating expenses, excluding transaction expenses	$11,875	$11,141

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Three months ended
	August 31, 2013	August 31, 2012
	(unaudited)
Net sales	$29,385	$30,304
Cost of goods sold	16,540	16,486
Gross profit	12,845	13,818

Operating expenses
Selling, general and administrative	12,619	10,778
Depreciation and amortization	521	363
	13,140	11,141
Operating (loss) income	(295)	2,677
Interest expense	116	63
(Loss) income before provision for taxes	(411)	2,614
Income tax (benefit) expense	(124)	1,224
Net (loss) income and comprehensive (loss) income	$(287)	$1,390

(Loss) earnings per common share - basic	$(0.00)	$0.02

(Loss) earnings per common share - diluted	$(0.00)	$0.02

Weighted average shares outstanding:
Basic	67,413	65,676
Diluted	67,413	66,756

The following table sets forth certain segment information for the three months ended August 31, 2013 and 2012, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
SEGMENT RESULTS
(in thousands)

	Three months ended
	August 31, 2013	August 31, 2012
	(unaudited)
Net sales:
Wholesale	$23,060	$24,778
Retail	6,325	5,526
	$29,385	$30,304

Gross profit:
Wholesale	$8,633	$9,911
Retail	4,212	3,907
	$12,845	$13,818

Operating income (loss):
Wholesale	$5,157	$6,514
Retail	(524)	140
Corporate and other	(4,928)	(3,977)
	$(295)	$2,677

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. The Company recently announced the acquisition of Hudson Clothing Holdings, Inc., a leading global designer and marketer of women’s and men’s premium branded denim apparel, as a wholly owned subsidiary of Joe’s Jeans. Visit: joesjeans.com or facebook.com/joesjeans and hudsonjeans.com or facebook.com/HudsonJeans

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: our ability to successfully integrate the business of Hudson Clothing Holdings, Inc., or Hudson, and realize cost savings and any other synergies; unexpected costs or unexpected liabilities that may arise from the transaction; the inability to retain key personnel; the diversion of management's time and attention from our ongoing business during this time period, the impact of the acquisition on our stock price, the anticipated benefits of the acquisition on our financial results, business performance and product offerings, the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect, continued acceptance of our product, product demand, competition, capital adequacy, general economic conditions and the potential inability to raise additional capital, if required, the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Company’s brands in the marketplace; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s first party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report together with all of the Company’s other filings made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu
323-837-3700 x 304
(Investor Relations)
or
Alejandra Dibos
323-837-3700
alejandra@joesjeans.com
(Press)